Form 12b-25
                               UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                Form 12b-25

NOTIFICATION OF LATE FILING               COMMISSION FILE NUMBERS 0-24780
                                                                  33-73002-1

                                (Check One):

      [] Form 10-K and Form 10-KSB    [  ] Form 20-F    [x] Form 11-K
                       [  ] Form 10-Q    [  ] Form N-SAR

For Period Ended: December 31, 1998

[   ] Transition Report on Form 10-K
[   ] Transition Report on Form 20-F
[   ] Transition Report on Form 11-K
[   ] Transition Report on Form 10-Q
[   ] Transition Report on Form N-SAR

For the Transition Period Ended: ............................................

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     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:......................
 .............................................................................

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PART I.  REGISTRANT INFORMATION
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                            Protection One, Inc.

                     Protection One Alarm Monitoring, Inc.
                           -----------------------
                          (Full Name of Registrants)


                        600 Corporate Pointe, 12th Floor
                         Culver City, California 90230
                             ----------------------
                 (address and telephone number of Registrant's
                          principal executive offices)

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PART II.  RULES 12B-25 (b) AND (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.

[ x ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ x ] (b) The subject annual report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereon will be filed on or before the fifth calendar day following the prescribed due date; and

[   ]  (c) The accountant's statement or other exhibit required by Rule 12B-
25(c) has been attached if applicable.

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PART III.  NARRATIVE
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State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q,
N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The registrants did not receive all of the required information from the Plan's recordkeeper until June 28, 1999, and were therefore, unable to file the Forms 11-K with the SEC by the due date of June 29, 1999.
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PART IV.  OTHER INFORMATION
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(1)    Name and telephone number of person to contact in regard to this notification

            John E. Mack III                (310) 342-6300
         -----------------------      ---------------------------
                (Name)                    (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                         [ x ] Yes          [    ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                         [   ] Yes          [ x ] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                      Protection One, Inc.
             Protection One Alarm Monitoring, Inc.
               -------------------------------------------------
                 (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by its behalf by the undersigned thereunto duly authorized.

Date:    June 30, 1999                   PROTECTION ONE, INC.
                                         By:/s/ John E. Mack III
                                            ------------------------------
                                            John E. Mack III
                                            ------------------------------
                                            Chief Executive Officer
                                            ------------------------------

Date:    June 30, 1999                   PROTECTION ONE ALARM MONITORING, INC.
                                         By: /s/ John E. Mack III
                                            ------------------------------
                                            John E. Mack III
                                            ------------------------------
                                            Chief Executive Officer
                                            ------------------------------
Instruction: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                  ATTENTION

Intentional misstatements or omissions of fact constitute Federal criminal violations. (See 18 U.S.C. 1001)